Exhibit 99.1

INVO Fertility Reports First Quarter 2026 Results

Reflecting Strong Revenue Growth, Expanded Fertility

Clinic Platform, and Improved Capital Structure

23% revenue growth, elimination of all Series C-2 Preferred Stock and warrant liabilities, and a strengthened balance sheet

Growth reflects both organic clinic initiatives and acquisition contribution from Family

Beginnings, reinforcing INVO’s two primary growth avenues

SARASOTA, Fla., June 22, 2026 — INVO Fertility, Inc. (Nasdaq: IVF) (“INVO Fertility” or the “Company”), a healthcare fertility company focused on the establishment, acquisition, and operation of fertility clinics and related businesses and technologies, today announced financial results for the first quarter ended March 31, 2026.

Q1 2026 Financial Highlights (all metrics compared to Q1 2025 unless otherwise noted)

●	Revenue was $2,015,225, an increase of 23% compared to $1,637,185.
●	Consolidated clinic revenue increased 22% to $1,982,233, compared to $1,621,553.
●	Net loss from continuing operations was $(5.5) million compared to $(1.5) million. The 2026 period included a $3.8 million non-cash loss on changes in fair value related to liability-classified warrants that were reclassified to equity during the quarter.
●	Net loss was $(5.5) million compared to $(17.4) million. The prior-year period included a $15.9 million loss from discontinued operations related to NAYA Therapeutics.
●	Adjusted EBITDA (see table included) was $(1.26) million compared to $(0.6) million, reflecting recent investments made in advance to support additional clinic expansion and overall future growth.

Capital Structure and Balance Sheet Highlights

●	Key balance sheet improvements: As of March 31, 2026, all Series C-2 Preferred Stock had been converted or retired, and warrant liabilities were eliminated. The Company ended the quarter with $0 of Series C-2 Preferred Stock and $0 of warrant liabilities, compared to $2.4 million and $1.9 million, respectively, at December 31, 2025.
●	Substantially strengthened equity base: Stockholders’ equity increased 108% to $15.0 million, or $9.16 per share, at March 31, 2026, compared to $7.2 million at December 31, 2025.
●	Improved liquidity: Cash increased to $4.9 million at March 31, 2026, compared to $2.1 million at December 31, 2025 and $0.8 million at March 31, 2025.
●	Reduced liabilities: Total liabilities decreased 26% to $9.6 million at March 31, 2026, compared to $13.0 million at December 31, 2025, while current liabilities decreased 39% to $6.4 million.
●	Financing support for growth strategy: During Q1 2026, the Company received net proceeds of approximately $7.1 million from warrant exercises, a portion of which was used to satisfy approximately $2.0 million of deferred acquisition consideration related to the Wisconsin Fertility Institute acquisition and reduce debt.
●	Share count clarity: As of June 22, 2026, the Company had 1,786,035 shares of common stock outstanding. Assuming the full exercise of all outstanding cash-exercisable warrants and options, and the conversion of all convertible debt, the Company’s fully diluted common shares outstanding would be approximately 4.85 million shares.

Recent Highlights

●	Revenue Growth Across the Clinic Platform: Q1 2026 revenue growth was driven by both organic clinic growth initiatives and the partial-quarter contribution from the acquisition of Family Beginnings P.C., underscoring INVO Fertility’s two core growth pillars: expanding revenue within existing clinics and acquiring established fertility practices.
●	Indiana Expansion: The Company completed the acquisition of Family Beginnings in February 2026, adding a fourth operational fertility clinic in the United States and expanding INVO Fertility’s Midwest presence. Family Beginnings offers a comprehensive range of fertility services, including IVF and IVC, and was an early adopter of the Company’s INVOcell solution.
●	Operational Investments to Support Growth: During Q1 2026, the Company added personnel across operations, human resources, and finance intended to support further expansion of its fertility operations in 2026 through both organic growth and acquisitions. These investments had an impact on Q1 2026 Adjusted EBITDA, but are expected to support and drive future growth, operational improvements and greater scalability, which management believes can contribute to Adjusted EBITDA improvements throughout the year.
●	Focused Fertility Strategy: Following the 2025 divestiture of a majority interest in NAYA Therapeutics, the first quarter of 2026 reflects a cleaner reporting period without losses from discontinued operations, providing investors with a clearer view of the Company’s fertility-focused operating platform.
●	Expanded Operating Platform: With four fertility clinics in the United States and ongoing INVOcell commercialization through third-party clinics, INVO Fertility remains focused on building scale in fertility services while continuing to pursue innovative technologies that can benefit patients and enhance clinic operations.

Strategic Outlook

The first quarter of 2026 represented an important inflection point for INVO Fertility. The Company believes investors can now see the impact of a more focused operating strategy, a simplified capital structure, and a balance sheet that has been strengthened compared to year-end 2025.

INVO Fertility’s strategy is centered on two complementary growth pillars: driving organic growth across existing clinics through improved execution, payer access, added services, and patient-centered innovation, and pursuing disciplined acquisitions of established fertility clinics that can add scale, expand the Company’s geographic footprint, and enhance long-term earnings power.

The Company believes fertility care remains supported by favorable long-term demand trends, including a large underserved patient population, growing awareness of fertility treatment options, expanding employer-benefit coverage, and continued demand for more accessible assisted reproductive technology care. With a growing clinic network, strengthened balance sheet, and focused fertility strategy, INVO Fertility believes it is better positioned to execute against its long-term growth plan.

Management Commentary

“The first quarter reflected an important period for INVO Fertility,” said Steve Shum, Chief Executive Officer of INVO Fertility. “We believe investors can now see a much cleaner operating company: the Series C-2 Preferred Stock has been eliminated, warrant liabilities have been removed, cash has increased, and stockholders’ equity has more than doubled from year-end. Just as importantly, we delivered revenue growth through both of our core growth pillars - organic growth within our existing clinics and acquisition growth through Family Beginnings. We believe this combination creates a more stable foundation and a springboard for the next phase of our strategy.”

“Looking ahead, our priorities are straightforward: integrate and grow the current clinic base, continue implementing organic growth initiatives, and pursue disciplined acquisitions of established fertility clinics that can add scale and enhance long-term earnings power. We continue to believe INVO Fertility is becoming a stronger platform company in an attractive and underserved fertility market,” Shum concluded.

First Quarter Financial Discussion

Revenue for the first quarter of 2026 was approximately $2.0 million, compared to approximately $1.6 million for the first quarter of 2025. The increase was primarily attributable to increased revenue from growth initiatives at the Georgia clinic, as well as the addition of Family Beginnings following the February 2026 acquisition.

Cost of services was approximately $1.3 million for the first quarter of 2026, compared to approximately $1.0 million for the first quarter of 2025, generally correlating with the increase in clinic revenue. Selling, general and administrative expenses were approximately $2.2 million, compared to approximately $1.6 million for the first quarter of 2025, reflecting higher professional fees, personnel costs and general administrative operating expenses as the Company invests in the infrastructure required to build and support its clinic platform.

The Company reported a net loss from continuing operations of approximately $5.5 million for the first quarter of 2026, compared to approximately $1.5 million for the first quarter of 2025. The 2026 net loss included approximately $3.8 million of non-cash expense related to the remeasurement of liability-classified warrants immediately prior to their reclassification to equity during the quarter. The Company reported no loss from discontinued operations during the first quarter of 2026, compared to a $15.9 million loss from discontinued operations in the first quarter of 2025 related to NAYA Therapeutics.

Net cash used in operating activities improved to approximately $1.9 million in the first quarter of 2026, compared to approximately $3.5 million in the prior-year period. The Company ended the first quarter of 2026 with approximately $4.9 million in cash.

Use of Non-GAAP Measure

Included in this press release is a reconciliation of Adjusted EBITDA. Adjusted EBITDA is a non-GAAP measure. This measure is not intended to be a substitute for those financial measures reported in accordance with GAAP. Adjusted EBITDA has been included because management believes that, when considered together with the GAAP figures, it provides meaningful information related to operating performance and liquidity and can enhance an overall understanding of financial results and trends. Adjusted EBITDA may be calculated by us differently than other companies that disclose measures with the same or similar terms. See our attached financials for a reconciliation of this non-GAAP measure to the nearest GAAP measure.

About INVO Fertility

We are a healthcare services fertility company dedicated to expanding access to assisted reproductive technology (“ART”) care to patients in need. Our principal commercial strategy is focused on building, acquiring, and operating fertility clinics, including “INVO Centers” dedicated primarily to offering the intravaginal culture (“IVC”) procedure enabled by our INVOcell® medical device (“INVOcell”) and U.S.-based, profitable in vitro fertilization (“IVF”) clinics. We have four operational fertility clinics in the United States. We also continue to engage in the sale and distribution of INVOcell to third-party owned and operated fertility clinics. INVOcell is a proprietary and revolutionary medical device, and the first to allow fertilization and early embryo development to take place in vivo within the woman’s body. The IVC procedure provides patients with a more connected, intimate, and affordable experience in comparison to other ART treatments. We believe the IVC procedure can deliver comparable results at a fraction of the cost of traditional IVF and is a significantly more effective treatment than intrauterine insemination. For more information, please visit invofertility.com.

Safe Harbor Statement

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company invokes the protections of the Private Securities Litigation Reform Act of 1995. All statements regarding our expected future financial position, results of operations, cash flows, financing plans, business strategies, products and services, competitive positions, growth opportunities, plans and objectives of management for future operations, including statements regarding organic growth initiatives, acquisition opportunities, integration of acquired clinics, balance sheet improvements, liquidity, the growth of our clinic platform and our ability to achieve cash flow break even or profitability, as well as statements that include words such as “anticipate,” “if,” “believe,” “plan,” “estimate,” “expect,” “intend,” “may,” “could,” “should,” “will,” and other similar expressions are forward-looking statements. All forward-looking statements involve risks, uncertainties, and contingencies, many of which are beyond our control, which may cause actual results, performance, or achievements to differ materially from anticipated results, performance, or achievements. Factors that may cause actual results to differ materially from those in the forward-looking statements include those set forth in our filings at www.sec.gov. We are under no obligation to (and expressly disclaim any such obligation to) update or alter our forward-looking statements, whether as a result of new information, future events, or otherwise.

For more information, please contact:

INVO Fertility, Inc.

Steve Shum, CEO

978-878-9505

sshum@invofertility.com

Investor Contact

Lytham Partners, LLC

Robert Blum

602-889-9700

INVO@lythampartners.com

INVO FERTILITY, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months Ended March 31,
	2026	2025
Revenue:
Clinic revenue	$1,982,233	$1,621,553
Product revenue	32,992	15,632
Total revenue	2,015,225	1,637,185
Operating expenses:
Cost of services	1,282,247	1,040,945
Cost of goods sold	5,152	3,984
Selling, general, and administrative	2,176,099	1,557,322
Depreciation and amortization	142,698	234,462
Total operating expenses	3,606,196	2,836,713
Loss from operations	(1,590,971)	(1,199,528)
Other income (expense):
Gain from equity method investment	22,168	15,096
Loss on changes in fair value of warrant liability	(3,790,225)	-
Interest expense	(180,323)	(307,839)
Total other income (expense)	(3,948,380)	(292,743)
Net loss from continuing operations	(5,539,351)	(1,492,271)
Loss from discontinued operations	-	(15,911,315)
Net loss	$(5,539,351)	$(17,403,586)

Net loss from continuing operations per common share:
Basic	$(3.38)	$(297.87)
Diluted	$(3.38)	$(297.87)

Net loss from discontinued operations per common share:
Basic	$-	$(3,176.06)
Diluted	$-	$(3,176.06)

Net loss per common share:
Basic	$(3.38)	$(3,473.93)
Diluted	$(3.38)	$(3,473.93)

Weighted average number of common shares outstanding:
Basic	1,637,859	5,010
Diluted	1,637,859	5,010

Adjusted EBITDA

	For the Three Months Ended
	March 31,
	2026	2025

Net loss from continuing operations	$(5,539,351)	$(1,492,271)
Interest expense	180,323	224,215
Amortization of debt discount	-	87,055
Depreciation and amortization	142,698	234,462
Stock-based compensation	70,921	70,655
Stock option expense	94,311	45,000
Loss on changes in fair value of warrant liability	3,790,225	-
NAYA Therapeutics divestiture related costs	-	224,333
Adjusted EBITDA	$(1,260,873)	$(606,551)